Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Statement by experts” and to the use of our report dated August 4, 2020, with respect to the audited consolidated financial statements of ParcelPal Technology Inc. as at December 31, 2019 and 2018 and for each of the years in the three year period ended December 31, 2019 included in this Registration Statement filed with the Securities Exchange Commission.

/s/ Dale Matheson Carr-Hilton Labonte LLP

1500 - 1140 West Pender Street
Vancouver, British Columbia, V6E 4G1

September 14, 2020